Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between Ryan M. Zink (the “Executive”) and Good Times Restaurants Inc. (“Good Times”) is made and entered into this 6th day of April, 2020 (the “Effective Date”).

BACKGROUND

WHEREAS, the Executive entered into an Employment Agreement with Good Times on July 18, 2017, as amended and restated on August 5, 2019.

WHEREAS, the Executive and Good Times desire to change the Executive’s capacity and duties as set forth in Article 3, to a description that is current at this Effective Date.

WHEREAS, on April 6, 2020 the Board of Directors approved the promotion, of the Executive, to Chief Executive Officer.

WHEREAS, the Executive and Good Times desire to bring the Executive’s salary as set forth in Article 4(a) to current as of the Effective Date and to address the temporary salary reduction.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             EMPLOYMENT. By executing this Agreement, Good Times employs the Executive and the Executive accepts such employment and agrees to perform the services specified herein, upon the terms and conditions of this Agreement.

2.             TERM. The term of the Executive’s employment shall be one year from the Effective Date of this Agreement (the “Term”). Unless earlier terminated as provided in Section 7 of this Agreement, or unless the Executive or Good Times gives ninety days prior written notice to the other to the contrary, upon the end of the Term and upon each yearly anniversary of such end of the Term, this Agreement shall automatically extend for additional periods of one year (the “Additional Terms”). In the event that the Company or the Executive elects not to extend this Agreement, such election together with the reasons therefor shall constitute a termination by the electing party subject to the provisions of Section 7 of this Agreement.

3.             CAPACITY AND DUTIES. Good Times shall employ the Executive as Chief Executive Officer. During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of Good Times and shall devote substantially all of his business time to perform his duties hereunder. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of Good Times. The Executive shall further be entitled to have investments in other business enterprises, provided however he shall not have any investment or financial interest in any business enterprise which conducts business activities directly competitive with any business activities conducted by Good Times now or at any time during the Term or Additional Terms of this Agreement (other than an investment of no more than one percent of any class of equity securities of a company which conducts business activities directly competitive with any business activities of Good Times provided that those securities are publicly traded).

4.             COMPENSATION.

(a)          Base Compensation. During the Term of this Agreement and each Additional Terms, the Executive shall be paid a minimum annual base salary of $250,000 (the “Base Compensation”). The Base Compensation shall be paid, at the election of Good Times, in equal biweekly, bimonthly or monthly payments or at such other times and in such other installments as are paid to other executives of Good Times. The Base Compensation may be increased, but not decreased, by the Board, in its sole discretion, if the Board determines that such increase is appropriate based upon a performance review of the Executive, which review shall be conducted no less often than annually during the Term and the Additional Terms.

(b)          Performance Cash Bonuses and Equity Awards. Good Times agrees to consider annual cash bonuses paid and equity awards granted to the Executive for each fiscal year through the Term and the Additional Terms, with such bonuses and awards to be based upon the performance of the Executive and of Good Times. At the beginning of each year of the Term and each year of the Additional Terms the Executive and the Board shall agree on a bonus percentage of his Base Compensation which the Executive may receive for such year related to the Executive and Good Times meeting their performance goals and objectives for such year payable in the form of cash or equity awards (the “Target Bonus”). Upon the completion of each such year the determination of the portion and the form of the Target Bonus to which the Executive is entitled shall be made by the Board in its reasonable discretion, including the right of the Board to determine to pay the Executive a bonus in excess of the Target Bonus.

5.             EXPENSES. The Executive shall be reimbursed, consistent with policies applicable to other officers of Good Times, for all reasonable expenses incurred by the Executive in performing services under this Agreement. The Executive shall submit appropriate receipts, invoices and other evidence of expenditures as required by Good Times policy.

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6.             ADDITIONAL BENEFITS.

(a)          Benefits. During the Term and each Additional Terms of this Agreement, Good Times shall provide the Executive with an annual discretionary allowance of $15,000 together with other benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, life and other insurance plans, pension plans, and savings or profit-sharing plans).

(b)          Vacation. The Executive shall be entitled to four weeks paid annual vacation taken at such times as are reasonably convenient to the Executive, provided that such vacation times do not substantially interfere with the performance of his duties hereunder.

7.             EARLY TERMINATION.

(a)          Termination for Cause. Termination “for cause” shall mean termination determined by the Board of Directors of the Executive’s employment with Good Times because of (i) any intentional, wanton, or reckless act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (ii) any willful and material failure by the Executive to perform his duties and to serve Good Times in the capacities prescribed by the Board, provided that with respect to the first occurrence (unless additional such occurrences are approved by the Board) only of any such willful and material failure, such willful and material failure remains substantially uncured more than thirty days after the date on which Good Times provides written notice to the Executive of such willful and material failure; (iii) a criminal conviction, guilty plea or no contest plea of the Executive to any felony, any drug related offense, or a crime involving an act of moral turpitude; or (iv) the Executive’s perpetration of an act of fraud or embezzlement against Good Times. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Good Times.

(b)         Termination Without Cause or Without Good Reason. Either party may terminate this Agreement without cause by providing the other party ninety days’ prior written notice as to which termination the other provisions of this Agreement shall govern.

(c)          Termination Upon Death or Disability. This Agreement shall terminate upon (i) the death of the Executive or, (ii) at Good Times’ written election, if the Executive becomes unable, by reason of physical or mental disability, with reasonable accommodation, to perform the essential functions of his position for the Minimum Disability Period. The term “Minimum Disability Period” means any period exceeding (i) ninety consecutive calendar days, or (ii) an aggregate of one hundred and twenty business days during any twelve-month period. If this Agreement terminates under this provision the Executive (or his estate) shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(g). In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become immediately exercisable on or after the event giving rise to termination under this provision so as to permit the Executive (or his estate) to fully exercise all outstanding options and rights in accordance with their terms.

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(d)          Breach by Good Times. The Executive shall have the right to terminate his employment pursuant to this Agreement upon Good Times’ material breach or violation of any of the terms and conditions of this Agreement by delivering written notice to Good Times stating with particularity the applicable term or condition breached or violated, the specific facts relied upon and a termination date not less than thirty days after the date of delivery of such writing, provided that Good Times shall have thirty days to cure such breach. If the Executive terminates his employment under this provision, it shall be deemed a termination without cause by Good Times and the Executive shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(g). In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become immediately exercisable on or after the Executive’s termination under this provision so as to permit the Executive to fully exercise all outstanding options and rights in accordance with their terms.

(e)           Termination for Good Reason.

(i)          The Executive shall have the right to terminate his employment pursuant to this Agreement for Good Reason by delivering written notice to Good Times stating with particularity the Good Reason including the specific facts relied upon and a termination date not less than thirty days after the date of delivery of such writing. Good Times shall have thirty days to eliminate such Good Reason. If the Executive terminates his employment under this provision, it shall be deemed a termination without cause by Good Times and the Executive shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(g). In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become immediately exercisable on or after the Executive’s termination under this provision so as to permit the Executive to fully exercise all outstanding options and rights in accordance with their terms.

(ii)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

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(1)       a reduction in the Executive’s Base Compensation (other than a general reduction that affects all similarly situated Good Times executives in substantially the same proportions) or a reduction in the Executive’s Performance Bonus Percentage;

(2)       a relocation of the Executive’s principal place of employment outside the Denver, Colorado metropolitan area;

(3)       a requirement that the Executive spend more than one-third of his working time outside the Denver, Colorado metropolitan area during a twelve-month period;

(4)       a material, adverse change in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated); or

(5)       a material adverse change in the reporting structure applicable to the Executive.

(f)          Change In Control. If a Change in Control (as defined below) occurs with respect to Good Times, then if the employment of the Executive is terminated within one year prior to or following the Change in Control (i) by Good Times without cause, (ii) by the Executive for Good Reason, or (iii) as a result of a material breach of this Agreement by Good Times, the Executive shall receive the Change in Control Severance and the Stock Sale Option as set forth under Section 7(g). In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become exercisable immediately so as to permit the Executive to fully exercise all outstanding options and rights. “Change in Control” is defined herein to include: (i) the sale of all or substantially all of the assets of Good Times; (ii) the sale of at least thirty percent of the capital stock of Good Times in a single transaction or series of related transactions; (iii) taking Good Times “private” such that its stock is no longer publicly traded; (iv) a merger, consolidation, reorganization or similar transaction to which Good Times is a party, except for a transaction in which Good Times is the surviving corporation and, after giving effect to such transaction, the holders of Good Times’ outstanding capital stock immediately before the transaction own enough of Good Times’ outstanding capital stock to elect a majority of Good Times’ Board of Directors; and (v) during any 24 month period the persons who were a majority of the members of the Good Times Board of Directors at the beginning of such period cease to constitute a majority of members of the Board of Directors at the end of such period.

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(g)          Severance Compensation, Change in Control Severance and Stock Sale Option.

(i)          If the Executive’s employment is terminated (A) without cause by Good Times, (B) by the Executive for Good Reason, (C) on account of a material breach of this Agreement by Good Times, or (D) by the death or disability of the Executive, Good Times shall pay the Executive (or his estate) in a lump-sum payment within five business days of the Executive’s termination of employment an amount equal to the sum of (A) the Executive’s Base Compensation for the fiscal year of the termination, (B) the average of the Executive’s annual Target Bonus compensation for the two fiscal years immediately prior to the fiscal year of the termination, (C) $15,000, and (D) a lump sum amount equal to what the monthly COBRA premium payable for the health insurance coverage of the Executive is at the time of his termination multiplied by 12 (together the “Severance Compensation”).

(ii)          The Executive (or his estate) shall have the right, but not the requirement, exercisable at any time within fifteen business days after the effective date of such termination to sell to Good Times all or any portion of the outstanding shares of Good Times stock owned by the Executive (including any shares acquired by exercise of accelerated options or otherwise) (“Stock Sale Option”). If the Executive (or his estate) exercises his rights under the Stock Sale Option, the purchase price for each share of Good Times stock to be purchased by Good Times from the Executive (or his estate) shall be the average daily market price of Good Times stock (“GTIM”) on NASDAQ or any other applicable public trading market for Good Times stock over the thirty trading days immediately preceding the termination of the Executive’s employment. The purchase price shall be paid in cash to the Executive (or his estate) and the closing of such sale shall occur within five business days after the Executive (or his estate) provides Good Times with written notification of the exercise of the Stock Sale Option.

(iii)          If the Executive’s employment is terminated with respect to a Change of Control as set forth in paragraph (f) above, instead of the Severance Compensation set forth in subparagraph (i) of this Section (g), Good Times shall pay the Executive in a lump-sum payment within five business days of the Executive’s termination of employment an amount equal to 2.99 times the average W-2 Base Compensation and Target Bonus compensation of the Executive for the five fiscal years of Good Times prior to such termination.

(iv)          In addition to the foregoing provisions of this paragraph (g), all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become immediately exercisable on or after the Executive’s termination so as to permit the Executive (or his estate) to fully exercise all outstanding options and rights in accordance with their terms.

(v)          Notwithstanding anything to the contrary, Executive’s right to any payments or other benefits under this Section 7(g) shall be conditioned on Executive’s execution of a reasonable mutual release (provided that the release in favor of Executive shall exclude any release of Executive’s unknown commission of intentional tortious acts or omissions such as fraud, theft, or embezzlement against Good Times or its affiliates).

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(h)          Code Section 409A Compliance.

(i)          Definition of Termination of Employment. For purposes of this Agreement, the phrase “Termination of Employment” means the termination of the Executive’s employment with Good Times and all of its affiliates due to death, retirement or other reasons. The Executive’s employment relationship is treated as continuing while the Executive is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with Good Times or an affiliate is provided either by statute or contract). If the Executive’s period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

(ii)          Delay of Payments. Notwithstanding the provision for the time of payment as set forth in this Section 7, if Good Times determines that the Executive is a “specified employee” (as defined in Code Section 409A), and no exception to Code Section 409A applies, the payments set forth above shall commence on the first day of the seventh month following the Executive’s termination of employment. All payments that would have otherwise been paid to the Executive during this six-month period shall also be paid to the Executive in one lump sum on the first day of the seventh month following his termination of employment, plus interest accruing at the prime rate of interest announced in the Wall Street Journal. If the Executive dies before he receives the above payments, the Company will distribute the benefits to the Executive’s estate or beneficiaries as soon as administratively feasible following the date of the Executive’s death. Except for the above required delay in payment, neither the Executive nor Good Times shall have the right or the ability to accelerate or defer the payment of amounts determined pursuant to this Section 7.

(iii)          Code Section 409A Savings Clause. Notwithstanding any other provision in the Agreement, Good Times shall administer this Agreement, and exercise all authority and discretion under this Agreement, to satisfy the requirement of Code Section 409A or any exemption thereto.

8.             OTHER AGREEMENTS. Within ten business days following the execution of this Agreement the Executive shall execute agreements in customary form as reasonably specified by Good Times with respect to confidentiality, non-competition and non-solicitation.

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9.             ENTIRE AGREEMENT. This Agreement, together with any applicable Stock Option Agreement between Good Times and the Executive, set forth the entire understanding of the parties regarding the Executive’s employment with Good Times, and replace and supersede any previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof.

10.           AMENDMENT. This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

11.           BINDING EFFECT. This Agreement is personal to, and may not be assigned or otherwise transferred by, the Executive; however, this Agreement shall inure to the benefit of the Executive’s legal representatives and heirs. This Agreement shall be binding upon, and inure to the benefit and be the obligation of Good Times, its successors or assigns.

12.           MISCELLANEOUS.

(a)          Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(b)          Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Colorado.

(c)          Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party.

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IN WITNESS WHEREOF, this Agreement has been executed by Good Times and the Executive as of the date first above written.

GOOD TIMES RESTAURANTS INC.

By:
Geoffrey R. Bailey, Chairman

EXECUTIVE

By:
Ryan M. Zink

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